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                                                                   EXHIBIT 10.7

                               FIRST AMENDMENT TO
                             OPERATING AGREEMENT OF
                 LAFAYETTE HEART HOSPITAL, LLC (the "Company")

         THIS FIRST AMENDMENT to the Operating Agreement of the Company is effective as of the date the Operating Agreement is initially adopted by its Member(s) (the "Amendment").

         1. Section 3.5(c) of the Operating Agreement is hereby deleted and replaced in its entirety with the following:

                           (c) Third, if loans as provided in Section 3.5(a) have been fully advanced for their intended purpose up to the maximum aggregate principal amount of Eight Million Dollars ($8,000,000), and principal amounts previously repaid on such loans, if any, have been re-loaned such that at the time of the notice described below, the aggregate principal balance on such loans is equal to Eight Million Dollars ($8,000,000), and loans as provided in Section 3.5(b) above are not reasonably available, the Board of Directors may through written notice require that the Members contribute additional capital to the Company pro rata according to their respective Membership Interest, provided however, a Member's maximum obligation for such additional Capital Contributions shall be limited to an additional amount equal to one (1) times the Member's initial Capital Contribution pursuant to
                  Section 3.1. Notwithstanding the foregoing, after the dated (the "Reduction Date") that is the earlier of (a) seventy-eight (78) months from the date of the closing of the initial offering of subscriptions for Membership Interests in the Company or (b) five (5) years from the date that the Hospital is first authorized under applicable law to treat patients, no Member shall thereafter be obligated to make any additional mandatory Capital Contributions. Upon such Reduction Date, any loans to the Company or guarantees of any indebtedness of the Company made by LHMI or any of its Affiliates shall remain in full force and effect in accordance with the terms of such loans and guarantees, provided, however, that neither LHMI nor any of its Affiliates shall have any obligations to make any additional loans to the Company (including under Section 3.5(a) above) or provide any guarantees of any indebtedness of the Company not then guaranteed by the LHMI or any of its Affiliates or subsequently renew any guarantees of indebtedness of the Company;

         2. Section 3.5(e) of the Operating Agreement is hereby deleted and replaces in its entirety with the following;

                           (e) Fifth, if additional funds are thereafter needed by the Company, and if loans as provided in Section 3.5(a) have been fully advanced for their intended purpose up to the maximum aggregate principal amount of Eight Million Dollars ($8,000,000) (but without any obligation to re-loan any principal amounts previously repaid on such loans), the Board of Directors shall request additional Capital Contributions from the Members and each Member may elect whether or


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                  not to contribute its pro rata portion of such additional
                  capital requirements as optional Capital Contributions. The other Members may elect to contribute optional Capital Contributions not contributed by any Member hereunder. Thereafter, the Board of Directors shall reasonably adjust the percentage Membership Interest of each Member (based on the aggregate of all Capital Contributions made by all of the Members in accordance with this Agreement) in the event any Member elected not to make optional Capital Contributions pursuant to this Section 3.5(e); and

Except as provided herein, the Operating Agreement shall remain in full force and effect.


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[***] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.